Central Valley Community Bancorp -- page 1

FOR IMMEDIATE RELEASE
Contact: Debbie Nalchajian-Cohen
559-222-1322

CENTRAL VALLEY COMMUNITY BANCORP REPORTS EARNINGS RESULTS FOR THE YEAR AND QUARTER ENDED DECEMBER 31, 2014

FRESNO, CALIFORNIA…February 13, 2015… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $5,294,000, and diluted earnings per common share of $0.48 for the year ended December 31, 2014, compared to $8,250,000 and $0.77 per diluted common share for the year ended December 31, 2013. Unless otherwise noted, material changes in year-over-year operating performance in dollar (rather than percentage) terms for the year ended December 31, 2014 were the result of the Visalia Community Bank (VCB) acquisition, which closed on July 1, 2013.
Net income decreased 35.83%, primarily driven by an increase in provision for credit losses offset by an increase in net interest income in 2014 compared to 2013. During the fourth quarter of 2014, the Company recorded a provision for credit losses of approximately $8.4 million in connection with the partial charge-off of a single commercial and agricultural relationship. The total charge-off related to this credit was $7.7 million. The remaining loan balance of $10,226,000, which management believes is adequately secured by real estate and various business assets, was placed on non-accrual status during the fourth quarter of 2014, and resulted in the reversal of unpaid interest and fees of $224,000. After securing additional collateral from the borrower during the fourth quarter of 2014, the Company believes this reduced loan balance is reasonably collectible, although further

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credit deterioration is possible. Management of the Company continues to work to minimize any future charge-offs related to this credit.
Non-performing assets increased by $6,276,000, or 80.71%, to $14,052,000 at December 31, 2014, compared to $7,776,000 at December 31, 2013. During the year ended December 31, 2014, the Company’s shareholders’ equity increased $11,002,000, or 9.17%. The increase in shareholders’ equity was driven by the retention of earnings net of dividends paid and improvement in unrealized gains on available-for-sale securities recorded in accumulated other comprehensive income (AOCI).
During the year ended 2014, the Company’s total assets increased 4.06%, and total liabilities increased 3.47% compared to December 31, 2013. The Company declared and paid $2,190,000 in cash dividends to holders of common stock during 2014 ($0.20 per share). Annualized return on average equity (ROE) for the year ended December 31, 2014 was 4.06%, compared to 6.89% for the year ended December 31, 2013. The decrease in ROE during the year 2014 reflects a decrease in net income, as well as an increase in capital from an increase in AOCI and an increase in retained earnings as previously discussed. Annualized return on average assets (ROA) was 0.46% and 0.84% for the years ended December 31, 2014 and 2013, respectively. The decrease in ROA is due to a decrease in net income.
During the year ended December 31, 2014 the Company recorded a provision for credit losses of $7,985,000. The Company did not record a provision during the year ended December 31, 2013. During the year ended December 31, 2014, the Company recorded $8,885,000 in net loan charge-offs, compared to $925,000 for the year ended December 31, 2013. The net charge-off ratio, which reflects net charge-offs to average loans, was 1.65% for the year ended December 31, 2014, compared to 0.20% for the same period in 2013.
At December 31, 2014, the allowance for credit losses stood at $8,308,000, compared to $9,208,000 at December 31, 2013, a net decrease of $900,000 reflecting the net charge-offs, the majority of which related to nonaccrual commercial and agricultural loans charged off in the first and fourth quarters. The allowance for credit losses as a percentage of total loans was 1.45% at December 31, 2014, and 1.80% at December 31, 2013. Total loans includes VCB loans that were recorded at fair value in connection with the acquisition of $77,882,000 at December 31, 2014 and $99,948,000 at December 31, 2013. Excluding these VCB loans from the calculation, the allowance for credit losses to total gross loans was 1.68% and 2.23% as of December 31, 2014 and December 31,

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2013, respectively and general reserves associated with non-impaired loans to total non-impaired loans was 1.62% and 2.05%, respectively. The Company believes the allowance for credit losses is adequate to provide for probable incurred losses inherent within the loan portfolio at December 31, 2014.
Total non-performing assets were $14,052,000, or 1.18% of total assets as of December 31, 2014, compared to $7,776,000, or 0.68% of total assets as of December 31, 2013.
The following provides a reconciliation of the change in non-accrual loans for 2014.

(In thousands)	Balances December 31, 2013	Additions to Non-accrual Loans	Net Pay Downs	Transfer to Foreclosed Collateral - OREO	Returns to Accrual Status	Charge-Offs	Balances December 31, 2014
Non-accrual loans:
Commercial and industrial	$335	$13,651	$(346)	$—	$(20)	$(6,355)	$7,265
Agricultural land and production	—	1,722				(1,722)	—
Real estate	1,935	4,426	(2,925)	(235)	(187)	(183)	2,831
Agricultural real estate	—	360	—	—	—	—	360
Equity loans and lines of credit	751	1,318	(259)	—	—	(59)	1,751
Consumer	—	23	(4)	—	—	—	19
Restructured loans (non-accruing):
Commercial and industrial	1,192	—	(145)	—	—	(1,047)	—
Real estate	384	—	(384)	—	—	—	—
Real estate construction and land development	1,450	—	(903)	—	—	—	547
Equity loans and lines of credit	1,535	6	(196)	—	(66)	—	1,279
Consumer	4	—	—	—	(4)	—	—
Total non-accrual	$7,586	$21,506	$(5,162)	$(235)	$(277)	$(9,366)	$14,052
The Company’s net interest margin (fully tax equivalent basis) was 4.11% for the year ended December 31, 2014, compared to 4.09% for the year ended December 31, 2013. The increase in net interest margin in the period-to-period comparison resulted primarily from an increase in the yield on the Company’s investment portfolio and a decrease in the Company’s cost of funds, offset by a decrease in the yield on the Company’s loan portfolio.
For the year ended December 31, 2014, the effective yield on total earning assets decreased 2 basis points to 4.22% compared to 4.24% for the year ended December 31, 2013, while the cost of total interest-bearing liabilities decreased 7 basis points to 0.17% compared to 0.24% for the year ended December 31, 2013. The cost

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of total deposits decreased 4 basis points to 0.11% for the year ended December 31, 2014, compared to 0.15% for the year ended December 31, 2013.
For the year ended December 31, 2014, the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, increased by $68,007,000, or 15.25%, compared to the year ended December 31, 2013.
The effective yield on average investment securities, including interest earning deposits in other banks and Federal funds sold, increased to 2.83% for the year ended December 31, 2014, compared to 2.53% for the year ended December 31, 2013. The increase in yield in the Company’s investment securities during 2014 resulted primarily from a decrease in the rate of prepayments on mortgage backed securities compared to 2013. Total average loans, which generally yield higher rates than investment securities, increased $85,046,000, from $454,483,000 for the year ended December 31, 2013 to $539,529,000 for the year ended December 31, 2014. The effective yield on average loans decreased to 5.53% for the year ended December 31, 2014, compared to 5.96% for the year ended December 31, 2013.
Net interest income before the provision for credit losses for the year ended December 31, 2014 was $39,883,000, compared to $33,451,000 for the year ended December 31, 2013, an increase of $6,432,000 or 19.23%. Net interest income increased as a result of yield changes, asset mix changes, and an increase in average earning assets, partially offset by an increase in interest-bearing liabilities, primarily as a result of the VCB acquisition. Net interest income during the year ended 2014 was positively impacted by the collection of nonaccrual loans totaling $1,870,000 which resulted in a recovery of interest income of approximately $879,000. The recovery was partially offset by reversal of approximately $237,000 in interest income on loans put on nonaccrual during the year. Net interest income during 2013 was positively impacted by the collection of nonaccrual loans totaling $4,731,000 which resulted in a recovery of interest income of $1,484,000, partially offset by the reversal of approximately $49,000 in interest income associated with loans placed on nonaccrual status during the year.
Total average assets for the year ended December 31, 2014 were $1,157,483,000 compared to $986,924,000, for the year ended December 31, 2013, an increase of $170,559,000 or 17.28%. Total average loans increased $85,046,000, or 18.71% for the year ended December 31, 2014 compared to the year ended

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December 31, 2013. Total average investments, including deposits in other banks and Federal funds sold, increased to $513,866,000 for the year ended December 31, 2014, from $445,859,000 for the year ended December 31, 2013, representing an increase of $68,007,000 or 15.25%. Total average deposits increased $158,067,000 or 18.63% to $1,006,560,000 for the year ended December 31, 2014, compared to $848,493,000 for the year ended December 31, 2013. Average interest-bearing deposits increased $93,201,000, or 16.51%, and average non-interest bearing demand deposits increased $64,866,000, or 22.84%, for the year ended December 31, 2014, compared to the year ended December 31, 2013. The Company’s ratio of average non-interest bearing deposits to total deposits was 34.65% for the year ended December 31, 2014, compared to 33.47% for the year ended December 31, 2013.
Non-interest income for the year ended December 31, 2014 increased $333,000 to $8,164,000, compared to $7,831,000 for the year ended December 31, 2013, primarily driven by a $124,000 increase in service charge income, a $243,000 increase in interchange fees, a $150,000 increase in Federal Home Loan Bank dividends, and a $128,000 increase in other income, partially offset by a decrease of $361,000 in net realized gains on sales and calls of investment securities, and a $133,000 decrease in loan placement fees.
Non-interest expense for the year ended December 31, 2014 increased $3,653,000, or 11.53%, to $35,338,000 compared to $31,685,000 for the year ended December 31, 2013. The net increase year over year was a result of increases in salaries and employee benefits of $2,294,000, increases in occupancy and equipment expenses of $726,000, increases in data processing expenses of $437,000, increases in Internet banking expenses of $123,000, increases in regulatory assessments of $66,000, increases in ATM/Debit card expenses of $97,000, increases in license and maintenance contracts of $16,000, increases in advertising fees of $113,000, and other non-interest expense increases of $757,000 offset by a decrease of $976,000 in acquisition and integration expenses and a decrease in consulting fees of $222,000. During the year ended December 31, 2014, other non-interest expenses included increases of $202,000 in net losses on disposal or writedown of premises and equipment, $66,000 in armored courier expenses, $157,000 in legal fees, $41,000 in appraisal fees, $36,000 in postage expenses, $32,000 in personnel expenses, $19,000 in donations, and $9,000 in stationery/supplies expenses, as compared to the same period in 2013.

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The Company recorded an income tax benefit of $570,000 for the year ended December 31, 2014, compared to an income tax expense of $1,347,000 for the year ended December 31, 2013. The effective tax (benefit) rate for the year ended December 31, 2014 was (12.07)% compared to 14.04% for the year ended December 31, 2013. The decrease in the effective tax rate during 2014 was primarily due to a significant increase in the proportion of nontaxable income, such as interest earned on municipal securities and earnings on Bank owned life insurance, to net income.
Quarter Ended December 31, 2014
For the quarter ended December 31, 2014, the Company reported an unaudited consolidated net loss of $2,366,000 and diluted earnings (loss) per common share of $(0.22), compared to consolidated net income of $2,211,000 and $0.19 per diluted share for the same period in 2013. Net income for the immediately trailing quarter ended September 30, 2014 was $2,351,000, or $0.21 per diluted common share.
The decrease in net income during the fourth quarter of 2014 compared to the same period in 2013 was primarily driven by an increase in provision for credit losses, partially offset by an increase in net interest income. The Company recorded $8,385,000 in provision for credit losses during the fourth quarter of 2014 compared to no provision being recorded in the same period of 2013.
Annualized return on average equity (ROE) for the fourth quarter of 2014 was (7.06)%, compared to 7.04% for the same period of 2013. The decrease in ROE reflects a decrease in net income, and an increase in capital from the retention of earnings, net of dividends paid, and improvement in unrealized gains on available-for-sale securities recorded in accumulated other comprehensive income (AOCI). Annualized return on average assets (ROA) was (0.80)% for the fourth quarter of 2014 compared to 0.79% for the same period in 2013. This decrease is due to a decrease in net income, along with an increase in average assets.
In comparing the fourth quarter of 2014 to the fourth quarter of 2013, average total loans increased by $55,524,000, or 10.89%. During the fourth quarter of 2014, the Company recorded $7,566,000 in net loan charge-offs compared to $524,000 for the same period in 2013. The net charge-off ratio, which reflects annualized net charge-offs (recoveries) to average loans, was 5.35% for the quarter ended December 31, 2014 compared to 0.41% for the quarter ended December 31, 2013.

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The following provides a reconciliation of the change in non-accrual loans for the quarter ended December 31, 2014.

(Dollars in thousands)	Balances September 30, 2014	Additions to Non-accrual Loans	Net Pay Downs	Transfer to Foreclosed Collateral - OREO	Returns to Accrual Status	Charge-Offs	Balances December 31, 2014
Non-accrual loans:
Commercial and industrial	$22	$13,522	$(53)	$—	$—	$(6,226)	$7,265
Agricultural land and production	—	1,722	—	—	—	(1,722)	—
Real estate	630	4,112	(1,911)	—	—	—	2,831
Agricultural real estate	—	360	—	—	—	—	360
Equity loans and lines of credit	544	1,221	(14)	—	—	—	1,751
Consumer	21	—	(2)	—	—	—	19
Restructured loans (non-accruing):
Real estate	360	—	(360)	—	—	—	—
Real estate construction and land development	1,319	—	(772)	—	—	—	547
Equity loans and lines of credit	1,370	—	(91)	—	—	—	1,279
Total non-accrual	$4,266	$20,937	$(3,203)	$—	$—	$(7,948)	$14,052
The Company’s net interest margin (fully tax equivalent basis) increased 12 basis points to 4.04% for the quarter ended December 31, 2014, compared to 3.92% and 4.06% for the quarters ended December 31, 2013 and September 30, 2014, respectively. Net interest income, before provision for credit losses, increased $813,000, or 8.84%, to $10,005,000 for the fourth quarter of 2014, compared to $9,192,000 for the same period in 2013. The increase in net interest margin in the period-to-period comparison resulted primarily from an increase in the yield on investment securities, a decrease in the Company’s cost of funds, offset by a decrease in the yield on the loan portfolio. Over the same periods, the cost of total deposits decreased 3 basis points to 0.10% compared to 0.13% in 2013.
For the quarter ended December 31, 2014, the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, increased by $570,000, or 0.11%, compared to the quarter ended December 31, 2013 and increased by $3,621,000, or 0.71%, compared to the quarter ended September 30, 2014.

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The effective yield on average investment securities, including interest earning deposits in other banks and Federal funds sold, increased to 2.87% for the quarter ended December 31, 2014, compared to 2.56% for the quarter ended December 31, 2013 and 2.76% for the quarter ended September 30, 2014. Total average loans, which generally yield higher rates than investment securities, increased by $55,524,000 to $565,228,000 for the quarter ended December 31, 2014, from $509,704,000 for the quarter ended December 31, 2013 and increased by $19,563,000 from $545,665,000 for the quarter ended September 30, 2014. The effective yield on average loans decreased to 5.19% for the quarter ended December 31, 2014, compared to 5.53% and 5.35% for the quarters ended December 31, 2013 and September 30, 2014, respectively. Interest income was negatively impacted by the reversal of approximately $231,000 related to loans put on nonaccrual during the fourth quarter of 2014 compared to $5,000 during the same period in 2013. The reversal of interest income negatively impacted the effective yield on average loans by 17 basis points for the quarter ended December 31, 2014.
Total average assets for the quarter ended December 31, 2014 were $1,187,507,000 compared to $1,123,092,000 for the quarter ended December 31, 2013 and $1,160,690,000 for the quarter ended September 30, 2014, an increase of $64,415,000 and $26,817,000, or 5.74% and 2.31%, respectively.
Total average deposits increased $55,979,000, or 5.74%, to $1,031,330,000 for the quarter ended December 31, 2014, compared to $975,351,000 for the quarter ended December 31, 2013. Total average deposits increased $23,884,000, or 2.37%, for the quarter ended December 31, 2014, compared to $1,007,446,000 for the quarter ended September 30, 2014. The Company’s ratio of average non-interest bearing deposits to total deposits was 34.90% for the quarter ended December 31, 2014, compared to 35.87% and 33.76% for the quarters ended December 31, 2013 and September 30, 2014, respectively.
Non-interest income increased $118,000, or 6.01%, to $2,083,000 for the fourth quarter of 2014 compared to $1,965,000 for the same period in 2013. The fourth quarter 2014 non-interest income included $331,000 in net realized gains on sales and calls of investment securities compared to $132,000 for the same period in 2013. For the quarter ended December 31, 2014, service charge income decreased $35,000 and interchange fee income decreased $3,000, compared to the same period in 2013. Loan placement fees decreased $27,000 during the fourth quarter of 2014, compared to the same period in 2013. Non-interest income for the

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quarter ended December 31, 2014 increased $22,000 to $2,083,000, compared to $2,061,000 for the quarter ended September 30, 2014.
Non-interest expense for the quarter ended December 31, 2014 increased $281,000, or 3.29%, to $8,819,000 compared to $8,538,000 for the quarter ended December 31, 2013. The net increase quarter over quarter was a result of increases in salaries and employee benefits of $376,000 primarily related to an increase in the liability for retirement benefits and deferred director fees due to a decrease in the discount rate used to calculate this liability. In addition, there were increases in data processing expenses of $24,000, and increases in legal fees of $21,000, partially offset by a decrease in acquisition and integration expenses of $192,000, a decrease in consulting fees of $117,000, a decrease in occupancy and equipment of $8,000, and a decrease in license and maintenance expenses of $38,000. Audit and accounting fees and Internet banking expenses increased comparing the fourth quarter of 2014 to the same period in 2013. Non-interest expense for the quarter ended December 31, 2014 decreased $232,000 compared to $9,051,000 for the trailing quarter ended September 30, 2014.
“While we were disappointed regarding the necessary loan loss provision in the fourth quarter, we remain optimistic as a result of the milestones the Company achieved this year.  We are pleased with our loan and deposit growth which was driven by our continued focus on relationship banking.  The Bank remains Well Capitalized by Regulatory definitions. Our balance sheet remains strong with significant liquidity available to support our long-term growth objectives.  As the general economy continues to improve throughout the San Joaquin Valley, we believe the Company is well positioned to meet the needs of our communities, grow with our clients and reward our shareholders,” stated James M. Ford, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank now operates 21 full service offices in Clovis, Exeter, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Sacramento, Stockton, Tracy, and Visalia, California. Additionally, the Bank operates Commercial Real Estate Lending, SBA

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Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Lead Independent Director), Sidney B. Cox, Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, James M. Ford, Steven D. McDonald, Louis McMurray, William S. Smittcamp, and Joseph B. Weirick. Wanda L. Rogers is Director Emeritus.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
###
Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands, except share amounts)	2014	2013
	(Unaudited)
ASSETS
Cash and due from banks	$21,316	$25,878
Interest-earning deposits in other banks	55,646	85,956
Federal funds sold	366	218
Total cash and cash equivalents	77,328	112,052
Available-for-sale investment securities (Amortized cost of $423,639 at December 31, 2014 and $447,108 at December 31, 2013)	432,535	443,224
Held-to-maturity investment securities (Fair value of $35,096 at December 31, 2014)	31,964	—
Loans, less allowance for credit losses of $8,308 at December 31, 2014 and $9,208 at December 31, 2013	564,280	503,149
Bank premises and equipment, net	9,949	10,541
Other real estate owned	—	190
Bank owned life insurance	20,957	19,443
Federal Home Loan Bank stock	4,791	4,499
Goodwill	29,917	29,917
Core deposit intangibles	1,344	1,680
Accrued interest receivable and other assets	19,118	20,940
Total assets	$1,192,183	$1,145,635

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$376,402	$356,392
Interest bearing	662,750	647,751
Total deposits	1,039,152	1,004,143

Junior subordinated deferrable interest debentures	5,155	5,155
Accrued interest payable and other liabilities	16,831	16,294
Total liabilities	1,061,138	1,025,592
Shareholders’ equity:
Common stock, no par value; 80,000,000 shares authorized; issued and outstanding: 10,980,440 at December 31, 2014 and 10,914,680 at December 31, 2013	54,216	53,981
Retained earnings	71,452	68,348
Accumulated other comprehensive income (loss), net of tax	5,377	(2,286)
Total shareholders’ equity	131,045	120,043
Total liabilities and shareholders’ equity	$1,192,183	$1,145,635

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Year Ended December 31,
(In thousands, except share and per share amounts)	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$7,295	$6,996	$29,493	$26,519
Interest on deposits in other banks	41	60	175	164
Interest on Federal funds sold	—	—	1	—
Interest and dividends on investment securities:
Taxable	1,412	1,034	5,538	2,375
Exempt from Federal income taxes	1,528	1,449	5,832	5,778
Total interest income	10,276	9,539	41,039	34,836
INTEREST EXPENSE:
Interest on deposits	247	323	1,060	1,270
Interest on junior subordinated deferrable interest debentures	24	24	96	98
Other	—	—	—	17
Total interest expense	271	347	1,156	1,385
Net interest income before provision for credit losses	10,005	9,192	39,883	33,451
PROVISION FOR CREDIT LOSSES	8,385	—	7,985	—
Net interest income after provision for credit losses	1,620	9,192	31,898	33,451
NON-INTEREST INCOME:
Service charges	839	874	3,280	3,156
Appreciation in cash surrender value of bank owned life insurance	155	153	614	495
Interchange fees	281	284	1,205	962
Loan placement fees	143	170	544	677
Net gain on disposal of other real estate owned	—	—	63	—
Net realized gains on sales and calls of investment securities	331	132	904	1,265
Federal Home Loan Bank dividends	89	64	327	177
Other income	245	288	1,227	1,099
Total non-interest income	2,083	1,965	8,164	7,831
NON-INTEREST EXPENSES:
Salaries and employee benefits	4,887	4,511	19,721	17,427
Occupancy and equipment	1,165	1,173	4,835	4,109
Data processing expense	458	434	1,820	1,383
ATM/Debit card expenses	148	139	624	527
License & maintenance contracts	104	142	488	472
Consulting fees	65	182	239	461
Regulatory assessments	193	179	762	696
Advertising	127	130	589	476
Audit and accounting fees	173	105	664	511
Internet banking expenses	161	140	520	397
Acquisition and integration	—	192	—	976
Amortization of core deposit intangibles	84	84	337	268
Other expense	1,254	1,127	4,739	3,982
Total non-interest expenses	8,819	8,538	35,338	31,685
Income (loss) before provision for income taxes	(5,116)	2,619	4,724	9,597
PROVISION (BENEFIT) FOR INCOME TAXES	(2,750)	408	(570)	1,347
Net income (loss)	$(2,366)	$2,211	$5,294	$8,250
Preferred stock dividends and accretion	—	88	—	350
Net income (loss) available to common shareholders	$(2,366)	$2,123	$5,294	$7,900
Net income per common share:
Basic earnings (loss) per common share	$(0.22)	$0.19	$0.48	$0.77
Weighted average common shares used in basic computation	10,923,211	10,914,296	10,919,235	10,245,448
Diluted earnings (loss) per common share	$(0.22)	$0.19	$0.48	$0.77
Weighted average common shares used in diluted computation	11,000,147	10,980,390	10,999,938	10,308,040
Cash dividends per common share	$0.05	$0.05	$0.20	$0.20

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CENTRAL VALLEY COMMUNITY BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
For the three months ended	2014	2014	2014	2014	2013
(In thousands, except share and per share amounts)
Net interest income	$10,005	$9,876	$9,905	$10,099	$9,192
Provision for credit losses	8,385	—	(400)	—	—
Net interest income after provision for credit losses	1,620	9,876	10,305	10,099	9,192
Total non-interest income	2,083	2,061	2,044	1,977	1,965
Total non-interest expense	8,819	9,051	8,734	8,736	8,538
Provision (benefit) for income taxes	(2,750)	535	922	724	408
Net income (loss)	$(2,366)	$2,351	$2,693	$2,616	$2,211
Net income (loss) available to common shareholders	$(2,366)	$2,351	$2,693	$2,616	$2,123
Basic earnings (loss) per common share	$(0.22)	$0.22	$0.25	$0.24	$0.19
Weighted average common shares used in basic computation	10,923,211	10,919,630	10,918,065	10,915,945	10,914,296
Diluted earnings (loss) per common share	$(0.22)	$0.21	$0.24	$0.24	$0.19
Weighted average common shares used in diluted computation	11,000,147	11,014,907	10,999,663	10,998,630	10,980,390

CENTRAL VALLEY COMMUNITY BANCORP
SELECTED RATIOS
(Unaudited)

	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
As of and for the three months ended	2014	2014	2014	2014	2013
(Dollars in thousands, except per share amounts)
Allowance for credit losses to total loans	1.45%	1.35%	1.34%	1.62%	1.80%
Nonperforming assets to total assets	1.18%	0.37%	0.40%	0.44%	0.68%
Total nonperforming assets	$14,052	$4,266	$4,632	$4,982	$7,776
Total nonaccrual loans	$14,052	$4,266	$4,632	$4,982	$7,586
Net loan charge-offs (recoveries)	$7,566	$(182)	$614	$887	$524
Net charge-offs (recoveries) to average loans (annualized)	5.35%	(0.13)%	0.46%	0.69%	0.41%
Book value per share	$11.93	$12.11	$11.98	$11.55	$11.00
Tangible book value per share	$9.09	$9.26	$9.11	$8.66	$8.1
Tangible common equity	$99,784	$101,668	$99,502	$94,655	$88,446
Cost of total deposits	0.10%	0.10%	0.11%	0.12%	0.13%
Interest and dividends on investment securities exempt from Federal income taxes	$1,528	$1,469	$1,434	$1,402	$1,449
Net interest margin (calculated on a fully tax equivalent basis) (1)	4.04%	4.06%	4.09%	4.24%	3.92%
Return on average assets (2)	(0.80)%	0.81%	0.93%	0.93%	0.79%
Return on average equity (2)	(7.06)%	7.10%	8.27%	8.37%	7.04%
Loan to deposit ratio	55.10%	54.99%	54.02%	51.91%	51.02%
Tier 1 leverage - Bancorp	8.36%	9.09%	8.93%	8.63%	8.14%
Tier 1 leverage - Bank	8.31%	9.02%	8.89%	8.59%	8.09%
Tier 1 risk-based capital - Bancorp	13.67%	14.95%	14.73%	14.67%	13.88%
Tier 1 risk-based capital - Bank	13.59%	14.84%	14.68%	14.60%	13.79%
Total risk-based capital - Bancorp	14.88%	16.06%	15.83%	15.92%	15.13%
Total risk based capital - Bank	14.80%	15.94%	15.77%	15.85%	15.04%
(1) Net Interest Margin is computed by dividing annualized quarterly net interest income by quarterly average interest-bearing assets.
(2) Computed by annualizing quarterly net income.

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Central Valley Community Bancorp -- page 14

CENTRAL VALLEY COMMUNITY BANCORP
AVERAGE BALANCES AND RATES
(Unaudited)

AVERAGE AMOUNTS	For the Three Months Ended December 31,		For the Year Ended Ended December 31,
(Dollars in thousands)	2014	2013	2014	2013
Federal funds sold	$348	$182	$293	$206
Interest-bearing deposits in other banks	48,789	78,607	53,781	46,672
Investments	464,987	434,765	459,792	398,981
Loans (1)	557,368	502,104	533,531	445,300
Federal Home Loan Bank stock	4,791	4,499	4,700	4,171
Earning assets	1,076,283	1,020,157	1,052,097	895,330
Allowance for credit losses	(7,594)	(9,691)	(8,147)	(9,713)
Non-accrual loans	7,860	7,600	5,998	9,183
Other real estate owned	—	35	36	50
Other non-earning assets	110,958	104,991	107,499	92,074
Total assets	$1,187,507	$1,123,092	$1,157,483	$986,924

Interest bearing deposits	$671,438	$625,457	$657,738	$564,537
Other borrowings	5,155	5,155	5,155	5,645
Total interest-bearing liabilities	676,593	630,612	662,893	570,182
Non-interest bearing demand deposits	359,892	349,894	348,822	283,956
Non-interest bearing liabilities	16,991	17,040	15,354	13,040
Total liabilities	1,053,476	997,546	1,027,069	867,178
Total equity	134,031	125,546	130,414	119,746
Total liabilities and equity	$1,187,507	$1,123,092	$1,157,483	$986,924

AVERAGE RATES
Federal funds sold	0.25%	0.25%	0.25%	0.25%
Interest-earning deposits in other banks	0.33%	0.30%	0.32%	0.35%
Investments	3.14%	2.97%	3.13%	2.79%
Loans	5.19%	5.53%	5.53%	5.96%
Earning assets	4.14%	4.06%	4.22%	4.24%
Interest-bearing deposits	0.15%	0.20%	0.16%	0.22%
Other borrowings	1.83%	2.00%	1.83%	2.05%
Total interest-bearing liabilities	0.16%	0.22%	0.17%	0.24%
Net interest margin (calculated on a fully tax equivalent basis) (2)	4.04%	3.92%	4.11%	4.09%

(1)	Average loans do not include non-accrual loans.

(2)
Calculated on a fully tax equivalent basis, which includes Federal tax benefits relating to income earned on municipal bonds totaled $786 and $747 for the three months ended December 31, 2014 and 2013, respectively. The Federal tax benefits relating to income earned on municipal bonds totaled $3,005 and $2,977 for the year ended December 31, 2014 and 2013, respectively.